Exhibit 99.1

Zipcar Founder Robin Chase Joins Tucows Board of Directors

– Brings with her a few pointers on transforming industries and challenging corporate giants –

TORONTO, October 27, 2014 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain name and other Internet services, today announced that Robin Chase has joined its Board of Directors.

Ms. Chase has been a pioneer of the peer, or sharing, economy. She founded Zipcar, now the largest car sharing company in the world. Zipcar's disruptive technology and delightful customer experience gave its members on-demand access to cars by the hour and by the day, providing an effective alternative to car ownership or conventional car rental services. She took that a step further, founding Buzzcar in France which does not even own its own cars, instead bringing together car owners and drivers in a robust car sharing marketplace. Now as founder and chairman of Veniam’Works she continues to innovate, this time with the connected car.

“Throughout our history, we have always offered services that involve and empower users as alternatives to services that alienate them or take them for granted,” explained Tucows CEO Elliot Noss. “That was profoundly true of OpenSRS, our domain name platform for web hosting companies, versus Network Solutions, the incumbent in 1999. It is true of Ting, our mobile phone service, versus Verizon or AT&T today.”

“Robin understands as well as anyone how the Internet can level the playing field and put tremendous power into the hands of customers,” Mr. Noss continued. “Her passion and experience will be invaluable to us across our business units.”

Ms. Chase added, “I’ve always thought of Tucows, and of Elliot himself, as democratizing forces in the areas where they play. They succeed by enlisting customers as partners. I’m excited to help them translate their capabilities and that wonderful vision into further commercial success.”

Tucows welcomes Robin Chase as it says farewell to longtime board member Lloyd Morrisett, who has stepped down in September 2014 at the age of 84. Mr. Morrisett is best known as one of the founders of the Sesame Workshop (the creators of Sesame Street) and longtime President of the Markle Foundation. For 13 years as a Tucows director, he has provided wisdom, insight, and inspiration, both to the company and to each individual who has had the opportunity to work with him.

About Tucows

Tucows is a provider of network access, domain name and other Internet services. Ting (https://ting.com) is a mobile phone service provider dedicated to bringing clarity and control to US mobile phone users. OpenSRS (http://opensrs.com) manages over fourteen million domain names and millions of value-added services through a global reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) is the easiest way for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:

Lawrence Chamberlain

TMX Equicom

(416) 815-0700 ext. 257

lchamberlain@tmxequicom.com